Exhibit 5.2

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

June 6, 2017

NGL Energy Partners LP

6120 S. Yale Avenue, Suite 805

Tulsa, Oklahoma 74136

Re:          Preferred Units issued by NGL Energy Partners LP.

Ladies and Gentlemen:

We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Partnership’s registration statement on Form S-3 originally filed with the United States Securities and Exchange Commission (the “SEC”) on February 15, 2017 (the “Original Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to Amendment No. 1, the Original Registration Statement was amended to register under the Securities Act the offer and sale from time to time of preferred units representing limited partner interests in the Partnership (the “Preferred Units”), in amounts and on terms to be determined at the time of the offering thereof and set forth in a supplement to the prospectus contained in the Registration Statement (each, a “Prospectus Supplement”).  The Original Registration Statement, as amended by Amendment No. 1, is referred to herein as the “Registration Statement.”

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Partnership’s Third Amended and Restated Agreement of Limited Partnership, dated as of June 24, 2016, and such other documents, certificates and records of the Partnership and its general partner (the “General Partner”) as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

In rendering the opinions expressed below, we have assumed that (a) the Partnership’s certificate of limited partnership and agreement of limited partnership (the “Organic Documents”) will not have been amended in any manner that would affect any legal conclusion set forth herein, (b) the consideration paid for any Preferred Units will comply with the Partnership Agreement and (c) the form and terms of the Preferred Units (when established), the issuance, sale and delivery

ANDREWS KURTH KENYON LLP

Austin    Beijing    Dallas    Dubai    Houston    London    New York    Research Triangle Park    Silicon Valley    The Woodlands     Washington, DC

NGL Energy Partners LP

June 6, 2017

thereof by the Partnership, and the incurrence and performance of the Partnership’s obligations thereunder or in respect thereof, will comply with, and will not violate the Organic Documents.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that with respect to any series or class of Preferred Units, when (a) the General Partner has taken all necessary action to authorize and approve the issuance by the Partnership and terms of such Preferred Units, the terms of the offering thereof and related matters and (b) such Preferred Units have been paid for, issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement and the applicable amendment to the Partnership Agreement providing for the designation and issuance of such Preferred Units so authorized and approved by the board of directors of the General Partner, (i) such Preferred Units will be validly issued and (ii) purchasers of such Preferred Units will have no obligation, solely by reason of their ownership of such Preferred Units, to make contributions to the Partnership or any further payments for their purchase of such Preferred Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Preferred Units, to creditors of the Partnership for any debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement filed on the date hereof.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP